EXHIBIT 21.1

SUBSIDIARIES OF ATLAS GROWTH PARTNERS, L.P.

Subsidiary	Jurisdiction of Formation

Atlas Growth Holdings Operating Company, LLC	Delaware

Atlas Growth Eagle Ford, LLC	Texas